SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                ----------------

                                  FORM 8-K/A-2

                           AMENDMENT TO CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




        Date of Report (date of earliest event reported): August 1, 1995




                               SILGAN CORPORATION
                               ------------------
             (Exact name of registrant as specified in its charter)




          Delaware                  1-11200                    06-1207662
          --------                  -------                    ----------
      (State or other       (Commission File Number)          (IRS Employer
      jurisdiction of                                       Identification No.)
       incorporation)



          4 Landmark Square, Stamford, Connecticut                06901
          ----------------------------------------                -----
          (Address of principal executive offices)             (Zip Code)



       Registrant's telephone number, including area code: (203) 975-7110

The purpose of this filing is to amend the Current Report on Form 8-K originally filed on August 14, 1995, and amended on October 16, 1995 (the "Report") of Silgan Corporation (the "Company"), to reclassify a distribution by the Company of $75.0 million to Silgan Holdings Inc., the parent holding company of the Company ("Holdings" or "Parent"), included in the Company's pro forma financial statements and originally characterized as an advance to Parent, to a dividend to Parent. To reflect this reclassification, adjustments have been made to the pro forma financial information included in Appendix C of the Report to amend the pro forma unaudited condensed balance sheet at June 30, 1995 and Notes (c) and (g) thereto, which describe the distribution to Holdings. Furthermore, Note
(g) to the pro forma condensed statement of operations included in Appendix C of the Report has been amended to characterize the distribution to the Parent as a dividend. Other than the adjustments and amendments described above, this filing is identical in all respects to the original Report.

         The undersigned registrant hereby amends the following items of its Current Report on Form 8-K filed August 14, 1995, as set forth in the pages attached hereto:

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information

         In accordance with Item 7 of the registrant's Current Report on Form 8-K filed August 14, 1995, the registrant appends to the Form 8-K the following financial statements and pro forma information:

A. For American National Can Company's Food Metal & Specialty Division:

   Financial Statements of Business Acquired

   The following report and audited financial statements of American National Can Company's Food Metal & Specialty Division ("ANC Food Metal & Specialty Business") are attached hereto as Appendix A:

   1. (a)  Report of independent public accountants dated September 14, 1995;

      (b) Balance Sheets at December 31, 1994 and 1993 prepared in accordance with SEC Regulation S-X, Rule 3-05;

      (c) Statements of Operations for the years ended December 31, 1994, 1993 and 1992, prepared in accordance with SEC Regulation S-X, Rule 3-05;

      (d) Statements of Cash Flows for the years ended December 31, 1994, 1993 and 1992 prepared in accordance with SEC Regulation S-X, Rule 3-05;

      (e)  Notes to Financial Statements.

   The following unaudited financial statements of ANC Food Metal & Specialty Business are attached hereto as Appendix B:

   2. (a) Unaudited Balance Sheets at June 30, 1995 and 1994 prepared in accordance with SEC Regulation S-X, Rule 3-05;

      (b) Unaudited Statements of Operations for the six months ended June 30, 1995 and 1994, prepared in accordance with SEC Regulation S-X, Rule 3-05;

      (c) Unaudited Statements of Cash Flows for the six months ended June 30, 1995 and 1994 prepared in accordance with SEC Regulation S-X, Rule 3-05;

      (d)  Notes to unaudited Financial Statements.

B. For Silgan Corporation:

   Pro Forma Financial Information

   The following unaudited pro forma financial information of Silgan Corporation are attached hereto as Appendix C:

   1. (a) Unaudited pro forma balance sheet at June 30, 1995 prepared in accordance with SEC Regulation S-X, Article 11;

      (b) Unaudited pro forma statements of operations for the year ended December 31, 1994 and for the six months ended June 30, 1995 prepared in accordance with SEC Regulation S-X, Article 11.


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                   SILGAN CORPORATION




Date:  November 19, 1996                           /s/Harley Rankin, Jr.
------------------------                           ---------------------
                                                   Harley Rankin, Jr.
                                                   Executive Vice President,
                                                   Chief Financial Officer
                                                   and Treasurer
                                                   (Principal Financial Officer)


Date:  November 19, 1996                           /s/Harold J. Rodriguez, Jr.
------------------------                           ---------------------------
                                                   Harold J. Rodriguez, Jr.
                                                   Vice President & Controller
                                                   (Chief Accounting Officer)

APPENDIX A


                        REPORT OF INDEPENDENT ACCOUNTANTS





To the Board of Directors of
American National Can Company

In our opinion, the accompanying balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of the Food Metal & Specialty Division (the "Division"), a division of American National Can Company, at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2 to the financial statements, the Division changed its method of accounting for postemployment benefits in 1994 and postretirement benefits in 1993. Also, as discussed in Note 2 to the financial statements, the Division changed its method of evaluating the recoverability of goodwill in 1994.


Price Waterhouse LLP
Chicago, Illinois
September 14, 1995

                         FOOD METAL & SPECIALTY DIVISION
                                 BALANCE SHEETS

                             (Dollars in thousands)
                                                            December 31,
                                                           1994      1993
                                                           ----      ----
                                    ASSETS
CURRENT ASSETS:
  Cash .............................................   $      7   $      8
  Accounts receivable, less allowances of
    $732 in 1994 and $92 in 1993 (Note 3) ..........     45,578     38,597
  Inventories (Notes 2 and 4) ......................    120,963     96,713
  Deferred income taxes (Notes 2 and 7) ............     19,287     26,400
  Other ............................................      7,747      1,123
                                                       --------   --------
    TOTAL CURRENT ASSETS ...........................    193,582    162,841

PROPERTY, PLANT AND EQUIPMENT, net
  (Notes 2 and 5) ..................................    208,157    247,137
GOODWILL, less accumulated amortization
  of $56,704 in 1994 and $25,045 in 1993
  (Notes 1 and 2) ..................................    146,363    178,022
OTHER  ASSETS ......................................      2,140      7,624
                                                       --------   --------
    TOTAL ASSETS ...................................   $550,242   $595,624
                                                       ========   ========


                              LIABILITIES AND EQUITY

CURRENT LIABILITIES:
  Accounts payable .................................   $ 93,058   $ 82,040
  Accrued liabilities (Notes 9 and 13) .............     55,819     79,333
  Long-term obligations under capital leases
    to be paid within one year (Note 6) ............         50         87
                                                       --------   --------
    TOTAL CURRENT LIABILITIES ......................    148,927    161,460


LONG-TERM LIABILITIES:
  Long-term obligations under capital
    leases (Note 6) ................................      1,113      1,163
  Deferred income taxes (Notes 2 and 7) ............     19,684     29,897
  Other (Notes 12 and 13) ..........................     61,026     73,052
                                                       --------   --------
    TOTAL LONG-TERM LIABILITIES ....................     81,823    104,112
                                                       --------   --------

COMMITMENTS AND CONTINGENCIES (Note 15) ............       --         --


EQUITY:
  Equity adjustment for minimum pension
    liability (Note 10) ............................  (     500) (     246)
  Investments by and advances from ANC
   (Note 3) ........................................    319,992    330,298
                                                       --------   --------
    TOTAL EQUITY ...................................    319,492    330,052
                                                       --------   --------
    TOTAL LIABILITIES AND EQUITY ...................   $550,242   $595,624
                                                       ========   ========


                 See accompanying notes to financial statements.

                         FOOD METAL & SPECIALTY DIVISION
                            STATEMENTS OF OPERATIONS

                             (Dollars in thousands)


                                                  Year Ended December 31,
                                                  -----------------------
                                               1994         1993         1992
                                               ----         ----         ----

NET SALES (Note 16) ....................   $ 596,594    $ 578,081    $ 698,699

OPERATING COSTS AND EXPENSES:
  Cost of goods sold (excluding
    depreciation and amortization) .....     516,286      508,434      630,764
  Depreciation and amortization of
    property, plant and equipment
   (Note 2) ............................      17,073       23,692       27,965
  Selling, general and administrative
    expenses (Note 3) ..................      26,446       31,304       39,826
  Research and development expenses ....       5,594        4,779        8,302
  Net postretirement benefit expense
    (Note 11) ..........................      37,030       37,356       16,312
  Restructuring expenses (Note 13) .....      10,100        4,588
  Amortization of goodwill (Note 2) ....      31,659        5,009        5,009
  Financial expense, net (Notes 3 and 8)       2,255        2,565        9,883
  Other, net (Note 14) .................       7,112        3,827          786
                                             -------      -------      -------
                                             653,555      616,966      743,435
                                             -------      -------      -------
LOSS BEFORE TAXES AND CUMULATIVE
  EFFECT OF CHANGES IN ACCOUNTING
  PRINCIPLES ...........................   (  56,961)    ( 38,885)    ( 44,736)

BENEFIT (PROVISION) FOR INCOME TAXES
  (Notes 2 and 7):
    Current ............................       7,448       40,646       19,980
    Deferred ...........................       2,356     ( 27,507)    (  4,565)
                                             -------      -------      -------
                                               9,804       13,139       15,415
                                             -------      -------      -------
LOSS BEFORE CUMULATIVE EFFECT OF
  CHANGES IN ACCOUNTING PRINCIPLES .....   (  47,157)    ( 25,746)    ( 29,321)

CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES, net of tax
  (Note 2) .............................   (     914)   ( 139,983)        --
                                            --------     --------     --------

NET LOSS ...............................   ($ 48,071)   ($165,729)   ($ 29,321)
                                            ========     ========     ========

                 See accompanying notes to financial statements.

                         FOOD METAL & SPECIALTY DIVISION
                            STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)

                                                    Year Ended December 31,
                                                    -----------------------
                                                 1994        1993        1992
                                                 ----        ----        ----

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss ................................   ($48,071)   ($165,729)   ($29,321)
  Adjustments to reconcile net loss
    to net cash provided from (used
    in) operating activities:
      Cumulative effect of changes in
        accounting principles .............        914      139,983
      Depreciation and amortization .......     48,732       28,701      32,974
      Provision for restructuring .........     10,100        4,588
      Provision for asset writedowns ......      7,110
      Provision (benefit) for deferred
        income taxes ......................     (2,356)      27,507       4,565
      Other adjustments to net loss .......        281        3,907       1,250
      Changes in assets and liabilities:
        (Increase) decrease in accounts
           receivable .....................   (  7,273)      14,572        (227)
        (Increase) decrease in inventories    ( 24,891)      19,817      33,762
        (Increase) decrease in other
           current assets .................     (6,624)         173         319
        Decrease in other assets ..........      6,989          448       4,804
        Decrease in accounts payable
           and other liabilities ..........   ( 35,595)   (  33,779)   ( 50,350)
                                              --------    ---------    --------
      NET CASH PROVIDED FROM (USED IN)
           OPERATING ACTIVITIES ...........   ( 50,684)      35,600       2,364
                                              --------    ---------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures .................   ( 10,153)   (  17,723)     (9,594)
     Proceeds from sale of property, plant
       and equipment ......................     10,557        2,921      25,659
     Transfer of property, plant and
       equipment to (from) other ANC
       business units .....................     12,601          715        (223)
                                              --------    ---------    --------
      NET CASH PROVIDED FROM (USED IN)
           INVESTING ACTIVITIES ...........     13,005    (  14,087)     15,842
                                              --------    ---------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments of obligations under capital
       leases .............................   (     87)   (     116)   (    147)
     Increase (decrease) in advances from
       ANC (Note 3) .......................     37,765    (  21,398)   ( 18,534)
                                              --------    ---------    --------
      NET CASH PROVIDED FROM (USED IN)
           FINANCING ACTIVITIES ...........     37,678    (  21,514)   ( 18,681)
                                              --------    ---------    --------

NET DECREASE IN CASH ...................      (      1)   (       1)   (    475)
CASH, beginning of year ...................          8            9         484
                                              --------    ---------    --------
CASH, end of year .........................   $      7    $       8    $      9
                                              ========    =========    ========

                 See accompanying notes to financial statements.

                         FOOD METAL & SPECIALTY DIVISION

                          NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)

Note 1 - Organization and Basis of Presentation
-----------------------------------------------

Food Metal & Specialty Division (the "Division") is a division of American National Can Company ("ANC") which is an indirect majority-owned subsidiary of Pechiney Corporation, a Delaware corporation. Pechiney Corporation is a wholly-owned subsidiary of Pechiney International S.A., which is a majority-owned subsidiary of Pechiney S.A., a French corporation.

ANC, including the operations of the Division, was acquired by Pechiney Corporation on December 31, 1988. As a result of the acquisition, the tangible assets and liabilities of the Division were adjusted to their fair values as of the date of acquisition and an allocated portion of the purchase price and related expenses incurred by Pechiney Corporation to acquire ANC, together with the resultant goodwill related to the Division and amortization thereof, have been pushed down to the Division's financial statements.

The accompanying financial statements reflect the "carve-out" financial position, results of operations and cash flows of the Division for the periods presented. The financial information included herein does not necessarily reflect what the financial position and results of operations of the Division would have been had it operated as a stand alone entity during the periods covered, and may not be indicative of future operations or financial position.


Note 2 - Summary of Significant Accounting Policies
---------------------------------------------------

Revenue Recognition
-------------------

Revenues are recognized when goods are shipped.

Financial Instruments
---------------------

The  carrying  value  of  the  Division's   financial   instruments,   primarily
receivables and payables, generally approximates fair value.

Inventories
-----------

Inventories are stated at the lower of cost or market. The costs of inventories other than spare parts were determined by the first-in, first-out (FIFO) method. Costs of spare parts inventories were determined by the weighted average method.

                        FOOD METAL & SPECIALTY DIVISION

                          NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)


Property, Plant and Equipment
-----------------------------

Property, plant and equipment is stated at cost (as adjusted in connection with the acquisition of ANC by Pechiney Corporation) including interest incurred on funds borrowed during the period that major items are prepared for their intended use. Capitalized leases are stated at the lesser of the present value of future minimum lease payments or the fair value of the leased property. Depreciation and amortization are computed using the straight-line method.

During 1994, the Division performed a study of the economic lives of its fixed assets and determined that the useful lives of certain asset categories were generally longer than the lives used for depreciation purposes. Therefore, the Division extended the estimated depreciable lives of certain categories of property, plant and equipment (mainly machinery and equipment used in the production process), by a maximum of two years, effective January 1, 1994. The effect of this change in estimate reduced 1994 depreciation expense and net loss by $3,203 and $1,957, respectively.

Goodwill
--------

Goodwill  consists  of  an  allocated   portion  of  the  Pechiney   Corporation
acquisition costs in excess of the fair value of the net assets of the Division (see Note 1). Goodwill is amortized on a straight-line method over forty years.

In addition to the normal charge for the year, Pechiney Corporation and ANC, in 1994, revised their method of evaluating goodwill resulting in a writedown of $26,650 relating to the Division. A review of the carrying value of goodwill in the light of recent profitability trends of certain assets and current market values resulted in this additional charge.

Other Postretirement and Postemployment Benefits
------------------------------------------------

Effective January 1, 1993, the Division adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106") which requires that the projected cost of all healthcare and other nonpension benefits provided by the Division to its retired employees and their dependents be accrued during an employees' period of service rather than expensed as paid. The cumulative effect of this change in accounting for postretirement benefits resulted in a non-cash, after-tax charge in 1993 of $139,983 (net of $89,122 of income tax benefits). This cumulative effect represents the actuarial present value of all future medical and life insurance benefits to be paid to active employees and employees who retired subsequent to the date of the acquisition by Pechiney Corporation (see Note 1) based on services rendered to date. The amount of the cumulative effect recorded by the Division at January 1, 1993 was determined (a) for active employees on the basis of an actuarial valuation and (b) for retired employees by applying the pro rata allocation relationship for determining postretirement benefit expense for retired employees as described in Note 11, to the total accumulated postretirement benefit obligation for retired employees of ANC after reduction for the remaining portion of the liability established at the date of acquisition by Pechiney Corporation for employees who had retired at that date. Additional expense for 1993 due to the adoption of SFAS 106 exclusive of the cumulative effect was $20,873.

Prior to 1993, the Division accounted for health care and other non-pension benefits for retired employees on the cash basis except for benefits of employees who were retired as of the date of the acquisition by Pechiney Corporation (see Note 11).

                        FOOD METAL & SPECIALTY DIVISION

                          NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)



Effective January 1, 1994, the Division adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). This standard requires that the projected costs of all benefits the Division provides to former or inactive employees (and their covered dependents) before their retirement be accrued at the time they are terminated or become inactive. The cumulative effect of this change in accounting for postemployment benefits resulted in a non-cash, after-tax charge in 1994 of $914 (net of $582 of income tax benefits). There was no impact on pre-tax earnings in 1994 as a result of complying with SFAS 112.

Income Taxes
------------

The Division is included as part of ANC in the consolidated U.S. federal income tax return of Pechiney Corporation. The provision for income taxes is computed on the taxable income or loss of the Division on a stand-alone basis. For financial reporting purposes, income tax benefits are recognized based upon amounts currently recognized by ANC which credits the Division for the tax benefits resulting from the inclusion of the Division's losses in the consolidated return.

The Division accounts for income taxes based on the asset and liability approach in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and the tax bases of assets and liabilities.

The liability for the current portion of the tax provision is transferred to the Investments by and advances from ANC account at the end of each year. The deferred income tax assets and liabilities have been included in the accompanying balance sheets.


Note 3 - Related Party Transactions
-----------------------------------

ANC provides the Division certain data processing, human resources, purchasing, credit, accounting and tax services. An allocation of the estimated costs of these services is charged directly to the Division each month by ANC using varying allocation bases (primarily number of transactions processed). The allocation process is consistent with the methodology used by ANC to allocate costs of similar services provided to its other business units. The costs for these services are negotiated and agreed to by both the Division and ANC each year, and in the opinion of management are reasonable. The allocated costs of these services, which aggregated $7,110 in 1994, $9,241 in 1993 and $16,153 in 1992, were reflected in selling, general and administrative expenses in the accompanying statements of operations.

ANC maintains a centralized cash management system and substantially all cash receipts and disbursements are recorded at the corporate level. The Division is charged or credited for the net of cash receipts and disbursements each month.

                        FOOD METAL & SPECIALTY DIVISION

                          NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)



The Division incurs a monthly charge for interest expense from ANC based on a formula which takes into consideration its percentage of certain assets and liabilities in relation to the total for ANC of these assets and liabilities (see Note 8).

The following table sets forth the activity in the Investments by and advances from ANC account for the years ended December 31, 1994, 1993 and 1992:

                                                  1994       1993       1992
                                                  ----       ----       ----

Balance, beginning of year .................   $330,298   $377,442   $ 425,297
Net loss ...................................   ( 48,071)  (165,729)  (  29,321)
Charges/advances from ANC, net, including
  in 1993, $139,983 relating to a cumulative
  effect of a change in accounting principle     37,765    118,585   (  18,534)
                                               --------    -------   ---------
Balance, end of year .......................   $319,992   $330,298   $ 377,442
                                               ========   ========   =========

ANC maintains agreements with certain banks to sell trade accounts receivable, with limited recourse, on a revolving basis. The agreements specify certain eligibility criteria for receivables that are sold, including credit quality and maturity. At December 31, 1994 and 1993, a portion of the Division's receivables were included in the eligible pool of receivables sold by ANC. The balance sheets reflect all Division receivables, including those in the eligible pool.

Note 4 - Inventories
--------------------

Inventories at December 31, 1994 and 1993 consist of the following:

                                             1994      1993
                                             ----      ----
                    Raw materials .....   $ 43,466   $13,968
                    Work-in-process ...      6,143     6,147
                    Finished goods ....     60,515    64,952
                    Machine spare parts     10,839    11,646
                                          --------   -------
                                          $120,963   $96,713
                                          ========   =======

Note 5 - Property, Plant and Equipment
--------------------------------------

Property, plant and equipment at December 31, 1994 and 1993 consists of the following:
                                                               Estimated
                                         1994       1993      Useful Life
                                         ----       ----      -----------

    Land .........................    $ 25,680    $ 31,260       --
    Buildings and improvements ...      59,876      60,912    40 years
    Machinery and equipment ......     229,333     256,286    3 to 20 years
    Less: Accumulated depreciation    (106,732)   (101,321)
                                      --------    --------
                                      $208,157    $247,137
                                      ========    ========

                        FOOD METAL & SPECIALTY DIVISION

                          NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)



Property, plant and equipment includes assets held for sale with a net book value of $39,439 and $35,539 at December 31, 1994 and 1993, respectively. At December 31, 1994 and 1993, the Division has available restructuring reserves of $12,423 and $7,829, respectively, to cover the estimated losses to be incurred on the disposal of these assets (see Note 13).


Note 6 - Leases
---------------

The Division leases manufacturing, warehouse and office facilities and certain equipment. Future minimum lease payments required under capital leases and operating leases having initial or remaining noncancelable lease terms in excess of one year are set forth below. Such future minimum lease payments have not been reduced by sublease rentals to be received subsequent to December 31, 1994 of $4,385 for operating leases:

                                                     Capital  Operating
                                                      Leases     Leases
                                                      ------     ------
        1995                                         $   154    $ 4,116
        1996                                             154      3,603
        1997                                             154      3,366
        1998                                             154      2,769
        1999                                             153      2,226
        Thereafter ...............................     1,529      5,736
                                                     -------    -------
        Total minimum rentals ....................     2,298    $21,816
                                                                =======

        Less amount representing interest ........   ( 1,135)
                                                     -------
        Present value of future minimum payments .     1,163
        Less current portion .....................   (    50)
                                                     -------
        Long-term obligations under capital leases   $ 1,113
                                                     =======

Rental expense under operating leases for the years ended December 31, 1994, 1993 and 1992 was as follows:

                                             1994     1993     1992
                                             ----     ----     ----
             Gross rental expense ......   $5,568   $6,418   $4,597
             Less sublease rental income      652      865      419
                                           ------   ------   ------
                                           $4,916   $5,553   $4,178
                                           ======   ======   ======

                        FOOD METAL & SPECIALTY DIVISION

                          NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)



Note 7 - Income Taxes
---------------------

The income tax benefit (provision) for the years ended December 31, 1994, 1993 and 1992 was as follows:

                                     1994       1993        1992
                                     ----       ----        ----
            Current income taxes:
               Federal ..........   $6,299    $34,376    $16,898
               State ............    1,149      6,270      3,082
                                    ------    -------    -------
                                     7,448     40,646     19,980
            Deferred income taxes    2,356    (27,507)   ( 4,565)
                                    ------    -------    -------
                                    $9,804    $13,139    $15,415
                                    ======    =======    =======

The provision for taxes on income differed from the U.S. statutory rate for the years ended December 31, 1994, 1993 and 1992 for the following reasons:

                                            1994     1993     1992
                                            ----     ----     ----
             Statutory tax rate .......     35.0%    35.0%    35.0%
             State and local taxes, net
                of federal benefit ....      1.7      3.3      3.4
             Goodwill amortization ....    (19.5)    (4.5)    (3.9)
                                            ----     ----     ----
                                            17.2%    33.8%    34.5%
                                            ====     ====     ====

Deferred tax assets (liabilities) were comprised of the following at December 31, 1994 and 1993:

                                                  1994        1993
                                                  ----        ----
           Deductible temporary differences:
              Restructuring reserve ........   $ 20,043    $ 32,034
              Environmental reserve ........      9,229       9,393
              Employee benefits ............      6,191       7,589
              Workers' compensation ........      5,031       4,533
              Inventories ..................      3,122       2,750
              Other ........................      1,073       1,370
                                               --------    --------
              Total ........................     44,689      57,669
           Taxable temporary differences:
              Property, plant and equipment     (45,086)    (61,166)
                                               --------    --------
           Net deferred tax liability ......   ($   397)   ($ 3,497)
                                               ========    ========

                        FOOD METAL & SPECIALTY DIVISION

                          NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)



Note 8 - Financial Expenses, net
--------------------------------

Financial expenses for the years ended December 31, 1994, 1993 and 1992 consist of the following:

                                            1994      1993      1992
                                            ----      ----      ----
      Interest expense:
         Allocated from ANC (Note 3) ...   $2,986    $3,099    $10,698
         Interest imputed on obligations
            under capital leases .......       75       123        135
         Capitalized interest ..........   (  582)   (  211)   (   732)
                                           ------    ------    -------
      Total interest expense ...........    2,479     3,011     10,101
      Interest income ..................   (  224)   (  446)   (   218)
                                           ------    ------    -------
      Financial expenses, net ..........   $2,255    $2,565    $ 9,883
                                           ======    ======    =======


Note 9 - Accrued Liabilities
----------------------------

The components of accrued liabilities at December 31, 1994 and 1993 were as follows:

                                                     1994      1993
                                                     ----      ----
           Restructuring reserve (Note 13) .....   $20,000   $37,000
           Accrued payroll and employee benefits    18,219    22,278
           Workers' compensation liability .....    12,932    11,652
           Accrued taxes other than payroll ....     2,155     2,926
           Payable to fixed asset vendors ......     1,903     2,692
           Accrued quality claims ..............      --       1,900
           Pension liabilities (Note 10) .......       542       668
           Other ...............................        68       217
                                                   -------   -------
                                                   $55,819   $79,333
                                                   =======   =======


Note 10 - Pension Liabilities
-----------------------------

The Division sponsors defined benefit retirement plans covering certain hourly employees of the Division. The Division's remaining hourly employees are included in ANC-sponsored defined benefit plans or multi-employer union plans. The Division's salaried employees are included in defined benefit and defined contribution plans which cover substantially all of the salaried employees of ANC. The ANC-sponsored plans for salaried employees provide benefits that are based on employees' years of service and compensation during employment with the Division. The Division through ANC makes contributions to the defined benefit plans at least equal to the minimum funding requirements under the Employee Retirement Income Security Act of 1974 (ERISA).

                        FOOD METAL & SPECIALTY DIVISION

                          NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)



Net periodic cost (income) for defined benefit and defined contribution plans for the years ended December 31, 1994, 1993 and 1992 was as follows:

                                             1994       1993       1992
                                             ----       ----       ----
         Division-sponsored hourly plans  ($  340)   $   184    $   370
         ANC-sponsored plans:
            Active hourly employees ....    4,558      7,279      8,222
            Active salaried employees ..    2,865      3,267      2,894
            Retired hourly employees ...    2,075      7,635      7,191
            Retired salaried employees .     (995)      (419)      (542)
         Multi-employer union plans ....      148        169        200
                                           ------    -------    -------

                                           $8,311    $18,115    $18,335
                                           ======    =======    =======

Net periodic pension cost (income) for the Division-sponsored hourly plans for 1994, 1993 and 1992 included the following components:


          Service cost - benefits
             earned during the period .    $  286    $   350    $  429
          Interest cost on projected
             benefit obligation .......       722        835       886
          Actual return on assets -
            loss (gain) ...............       272    ( 1,795)   (  544)
          Net amortization and deferral   ( 1,620)       794    (  401)
                                          -------    -------    ------

          Net periodic pension
            cost (income) .............   ($  340)   $   184    $  370
                                          =======    =======    ======

Pension expense for active employees of the Division participating in the ANC-sponsored plans was allocated based on an actuarial valuation. Pension expense (income) for the Division's retirees participating in ANC-sponsored plans was based on a pro-rata allocation of active Division participants to total actives in each ANC-sponsored plan.

For the years 1992 through 1994, the discount rate used to determine the actuarial present value of the projected benefit obligation was 8.0%, the expected rate of return on plan assets was 10.0%, and the discount rate used to determine the interest cost on the projected benefit obligation was 8.0%. The expected increase in future salaries for those plans using future compensation assumptions ranged from 4.0% to 6.9% for 1994 and 6.0% to 8.9% for 1993 and 1992.

All amortization is based upon the average remaining service period of covered employees except for unrecognized prior service costs for benefit improvements negotiated during the current period which are amortized over six or ten years (twice the contract period).

                        FOOD METAL & SPECIALTY DIVISION

                          NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)



The following table sets forth the funded status and amounts recognized for the Division-sponsored hourly plans in the balance sheets at December 31, 1994 and 1993:

                                            1 9 9 4                1 9 9 3
                                      -------------------    -------------------
                                      Assets  Accumulated    Assets  Accumulated
                                      Exceed    Benefits     Exceed    Benefits
                                    Accumulated   Exceed   Accumulated   Exceed
                                      Benefits    Assets     Benefits    Assets
Actuarial present value of
  benefit obligations:
    Vested benefits ...............   $4,985      $3,434     $ 5,449     $2,576
    Nonvested benefits ............      818        --           927       --
                                      ------      ------     -------     ------
Accumulated benefit obligation ....    5,803       3,434       6,376      2,576

Excess of projected benefit
   obligation over accumulated
   benefit obligation .............      427        --         2,324       --
                                      ------     -------     -------    -------
Projected benefit obligation ......    6,230       3,434       8,700      2,576

Plan assets at fair value .........    8,724       2,369      10,118      1,674
                                      ------     -------     -------    -------
Funded status .....................    2,494     ( 1,065)      1,418    (   902)

Unrecognized prior service cost ...        3        --             5       --
Unrecognized net (gain) loss ......   (1,319)        708     (   643)       189
Additional minimum liability ......     --       (   818)       --      (   403)
                                      ------     -------     -------    -------
Accrued pension asset (liability)
 recognized in the balance sheets .   $1,178     ($1,175)    $   780    ($1,116)
                                      ======     =======     =======    =======

The plans' assets are held by several master trusts created for collective investment of plans' funds. At December 31, 1994 and 1993, assets held by the master trusts consisted primarily of common and preferred stocks, corporate bonds, U.S. government obligations, pooled funds, real estate and short-term investments.

At December 31, 1994 and 1993, equity adjustments of $500 and $246, respectively, (net of taxes of $318 and $157, respectively) had been recorded, representing the excess of the additional minimum pension liability over the related unrecognized prior service cost for the Division-sponsored plans.

The projected benefit obligation for the Division's active hourly and salaried employees included in the ANC-sponsored defined benefit plans, based on actuarial valuations, was approximately $102,000 at December 31, 1994 and $130,000 at December 31, 1993. Such obligations are not included in the accompanying balance sheets.

                        FOOD METAL & SPECIALTY DIVISION

                          NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)



Note 11 - Postretirement Benefits Other than Pensions
-----------------------------------------------------

ANC sponsors healthcare and life insurance benefit plans for substantially all of the Division's hourly and salaried employees and their dependents. Certain of the plans require retiree contributions. The Division also participates in several multi-employer union plans which provide postretirement health care benefits to certain hourly employees.

The net postretirement benefit expense for active employees is based on an actuarial valuation. For purposes of these financial statements, the net postretirement benefit expense for retired employees of the Division participating in the ANC-sponsored plans was computed based on a pro-rata allocation of the number of Division employees that retired between 1989 and 1994 compared to the total number of employees covered by the plans who retired during the same time period. This allocation method assumes that the percentage of Division employees who retired prior to 1989, compared to all employees who retired prior to 1989, approximates the percentage calculated above. Management believes that this method of allocation is reasonable. Total postretirement benefit expense for retired employees of ANC participating in the ANC-sponsored plans was determined by actuarial valuation.

The net postretirement benefit expense for 1994, 1993 and 1992 included the following:

                                                    1994      1993      1992
                                                    ----      ----      ----

    In accordance with SFAS 106:
      Allocated portion of service and
        interest cost for the Division's
        active employees participating in
        ANC-sponsored plans:
          Active hourly employees ............   $ 2,885   $ 2,642
          Active salaried employees ..........       990       895

      Allocated portion of interest cost
        for the Division's retired employees
        participating in ANC- sponsored plans:
          Retired hourly employees ...........    28,034    28,553
          Retired salaried employees .........     4,830     5,026
                                                 -------   -------
                                                  36,739    37,116
    Prior to adoption of SFAS 106:
       Payments for employees retired
         subsequent to the acquisition
         by Pechiney Corporation .............                       $15,956

       Division contributions to hourly
         multi-employer union plans ..........       291       240       356
                                                 -------   -------   -------

       Net postretirement benefit expense ....   $37,030   $37,356   $16,312
                                                 =======   =======   =======

These benefits are funded from current Division cash flows as claims are paid.

                        FOOD METAL & SPECIALTY DIVISION

                          NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)



The postretirement benefit obligation for active employees of the Division included in ANC-sponsored plans, which was approximately $28,000 and $25,500 for hourly employees and $8,900 and $8,000 for salaried employees at December 31, 1994 and 1993, respectively, as determined by actuarial valuation, is not reflected in the accompanying balance sheets. The postretirement benefit obligation for retired hourly and salaried employees of the Division are also not included in the accompanying balance sheets.

A discount rate of 8% was used for determining obligations and interest costs.

The following table shows the other assumptions used to develop the accumulated postretirement benefit obligation and the net post-retirement benefit expense in 1994 and 1993.

                                                        Managed
                                           Under Age   Care Under  Over Age
                                               65        Age 65       65
                                           ---------   ----------  --------
     Current year health care trend rate       10%         8%         8%
     Ultimate trend rate ................       6%         6%         5%
     Year ultimate trend rate is achieved     2001       2001       2001

A one percentage point increase in the assumed health care cost trend rates would increase the postretirement benefit expense for the Division's active and retired employees participating in the ANC-sponsored plans by approximately $2,600 for the year ended December 31, 1994.

Note 12 - Other Long-Term Liabilities
-------------------------------------

The components of other long-term liabilities at December 31, 1994 and 1993 were as follows:

                                                  1994      1993
                                                  ----      ----
              Restructuring reserve (Note 13)   $32,725   $45,351
              Environmental reserve (Note 15)    23,726    24,147
              Accrued employee benefits .....     3,813     2,808
              Deferred incentive compensation       762       746
                                                -------   -------
                                                $61,026   $73,052
                                                =======   =======

Note 13 - Restructuring
-----------------------

The Division has implemented a restructuring program to close certain plants, modify plant operations and consolidate and transfer production processes between locations. As a result of the restructuring program, nine plants have been closed or reorganized since 1991 resulting in the reduction of approximately 1,100 employees through December 31, 1994. The Division recorded a restructuring provision in June, 1992 of $4,588 which represented the loss incurred on the sale of property of a closed facility. In December, 1994, the Division recorded an additional provision of $10,100 for two plants still in the process of being closed or reorganized which will result in the elimination of approximately 70 additional positions by the end of 1995.

                        FOOD METAL & SPECIALTY DIVISION

                          NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)


The following table sets forth the activity in the restructuring reserve for 1994 and 1993 and the reserve balances at December 31, 1994 and 1993 which are included in accrued liabilities and other long-term liabilities in the accompanying balance sheets.

                                  Equipment
                                   Standby    Writedown
                      Employee   and Project     of        Sales
                        Costs       Costs      Assets     Proceeds     Total
                        -----       -----      ------     --------     -----
Balance at 12/31/92    $87,514     $31,101    $38,264    ($29,685)   $127,194
1993 Activity .....    (31,780)    (12,313)    (2,725)      1,975     (44,843)
                       -------     -------    -------    --------    --------

Balance at 12/31/93     55,734      18,788     35,539     (27,710)     82,351
1994 Provision ....      4,310         150     13,550      (7,910)     10,100
1994 Activity .....    (31,183)     (7,497)    (9,650)      8,604     (39,726)
                       -------     -------    -------    --------    --------

Balance at 12/31/94    $28,861     $ 1,441    $39,439    ($27,016)   $ 52,725
                       =======     =======    =======    ========    ========

Employee costs primarily include employee separation costs to be incurred upon plant closures, such as severance and unemployment benefits to be paid to terminated employees and pension and retiree medical benefits based on actuarial valuation.

Equipment standby and project costs include costs associated with the modification of certain facilities, transferring equipment between locations and the ongoing costs of maintaining certain plants and equipment from the expected closing date to the estimated sale date.

As a result of closing certain facilities, the restructuring reserve includes a provision to record any excess assets at their estimated realizable values. Anticipated proceeds from the sales of certain facilities and excess machinery and equipment have been used to offset the total costs associated with the restructuring program.

Substantially all of these costs will be incurred over the next three years.


Note 14 - Asset Writedowns
--------------------------

In 1994, the Division recorded a write down of various assets aggregating $7,110 due to the technological obsolescence of machinery and equipment used in the production process and machinery and equipment which was purchased for the manufacture of a new product which was unsuccessful. The writedown has been included in Other, net in the accompanying statements of operations.

                        FOOD METAL & SPECIALTY DIVISION

                          NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)


Note 15 - Contingencies
-----------------------

The Division is involved in litigation and in administrative proceedings and investigations in various jurisdictions. A number of such matters involve the Division, ANC and other parties related to environmental remediation costs.

It is the Division's policy to accrue environmental cleanup costs when it is probable that a liability has been incurred and an amount is reasonably estimable. As assessments and cleanups proceed, these liabilities are reviewed periodically and adjusted as additional information becomes available. The liabilities can change substantially due to such factors as additional information on the nature or extent of contamination, methods of remediation required, and other actions by governmental agencies or private parties.

At December 31, 1994, the Division has recorded an environmental reserve of $23,726 which includes $737 for plant locations that are currently in operation. The remaining reserve of $22,989 includes plant locations which have been closed and environmental sites that are located somewhere other than a plant location (landfills, solvent recovery sites, dump sites, etc.). The majority of these costs are expected to be paid out within the next 10 years, however, certain costs could be incurred for up to 30 years.

While the Division's liability, if any, with respect to all pending suits and claims cannot be determined at this time, it is the opinion of management that the outcome of any such matters, and all of them combined, will not have a material adverse effect on the Division's financial position or results of operations.


Note 16 - Major Customers
-------------------------

The Division had gross sales in excess of 10% to one customer in 1994 and 1993 amounting to approximately $63,900 and $62,000, respectively.


Note 17 - Subsequent Event
--------------------------

On August 1, 1995, Silgan Containers Corporation ("Silgan") acquired from ANC substantially all of the net operating assets of the Division for cash of approximately $336,300. The purchase agreement specifies that certain additional assets will be sold to Silgan upon completion of a restructuring project at one of the operating plants, but no later than December 31, 1996. Upon completion of this transaction, ANC will no longer actively sell products in the food metal & specialty markets.

APPENDIX B
                         FOOD METAL & SPECIALTY DIVISION
                                 BALANCE SHEETS
                                   (Unaudited)

                             (Dollars in thousands)

                                                    June 30, 1995  June 30, 1994
                                                   --------------  -------------
                                    ASSETS
CURRENT ASSETS:
  Cash ...............................................   $      6    $      7
  Accounts receivable, less allowances
    of $465 in 1995 and $380 in 1994 .................     74,681      73,445
  Inventories ........................................    160,574     141,836
  Deferred income taxes ..............................     18,928      23,197
  Other ..............................................      3,331       4,791
                                                         --------    --------
    TOTAL CURRENT ASSETS .............................    257,520     243,276

PROPERTY, PLANT AND EQUIPMENT, net ...................    191,060     218,770
GOODWILL, less accumulated amortization
  of $58,856 in 1995 and $27,550 in 1994 .............    144,211     175,517
OTHER ASSETS .........................................      2,145       4,559
                                                         --------    --------

    TOTAL ASSETS .....................................   $594,936    $642,122
                                                         ========    ========

                             LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Accounts payable ...................................   $ 71,223    $ 77,385
  Accrued liabilities ................................     46,769      62,689
  Long-term obligations under capital
    leases to be paid within one year ................         53          53
                                                         --------    --------
     TOTAL CURRENT LIABILITIES .......................    118,045     140,127
                                                         --------    --------

LONG-TERM LIABILITIES:
  Long-term obligations under capital leases .........      1,086       1,138
  Deferred income taxes ..............................     17,061      18,773
  Other ..............................................     61,030      73,389
                                                         --------    --------
    TOTAL LONG-TERM LIABILITIES ......................     79,177      93,300
                                                         --------    --------

COMMITMENTS AND CONTINGENCIES ........................       --          --
                                                         --------    --------

EQUITY:
  Equity adjustment for minimum pension liability ....   (    500)   (    246)
  Investments by and advances from ANC ...............    398,214     408,941
                                                         --------    --------
    TOTAL EQUITY .....................................    397,714     408,695
                                                         --------    --------

    TOTAL LIABILITIES AND EQUITY .....................   $594,936    $642,122
                                                         ========    ========

                 See accompanying notes to financial statements.

                         FOOD METAL & SPECIALTY DIVISION
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                             (Dollars in thousands)

                                                      Six Months Ended June 30,
                                                      -------------------------
                                                        1995           1994
                                                        ----           ----

NET SALES ......................................      $245,052       $256,343

OPERATING COSTS AND EXPENSES:
  Cost of goods sold (excluding
    depreciation and amortization) .............       205,307        220,556
  Depreciation and amortization of
    property, plant and equipment ..............         8,473         10,526
  Selling, general and administrative
    expenses ...................................        13,314         14,331
  Research and development expenses ............         1,979          2,184
  Net postretirement benefit expense ...........        17,974         18,484
  Amortization of goodwill .....................         2,152          2,505
  Financial expense, net .......................         6,258          1,116
  Other, net ...................................           142             96
                                                      --------       --------
                                                       255,599        269,798
                                                      --------       --------

LOSS BEFORE TAXES AND CUMULATIVE
  EFFECT OF CHANGES IN ACCOUNTING
  PRINCIPLES ...................................      ( 10,547)      ( 13,455)

BENEFIT (PROVISION) FOR INCOME TAXES:
  Current ......................................           991       (  3,090)
  Deferred .....................................         2,265          7,340
                                                      --------       --------
                                                         3,256          4,250
                                                      --------       --------
LOSS BEFORE CUMULATIVE EFFECT OF
  CHANGES IN ACCOUNTING PRINCIPLES .............      (  7,291)        (9,205)

CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES ........................                     (    914)
                                                      --------       --------

NET LOSS .......................................      ($ 7,291)      ($10,119)
                                                      ========       ========







                 See accompanying notes to financial statements.

                         FOOD METAL & SPECIALTY DIVISION
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                             (Dollars in thousands)

                                                       Six Months Ended June 30,
                                                       -------------------------
                                                           1995          1994
                                                           ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss ........................................     ($ 7,291)     ($ 10,119)
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
      Cumulative effect of changes in
        accounting principles .....................          914
      Depreciation and amortization ...............       10,625         13,031
      Benefit for deferred income taxes ...........       (2,265)        (7,340)
      Other adjustments to net loss ...............           39            343
      Changes in assets and liabilities:
        Increase in accounts receivable ...........      (29,044)      ( 32,465)
        Increase in inventories ...................      (39,626)      ( 41,076)
        Decrease (increase) in other
          current assets ..........................        5,631       (  8,130)
        Decrease in other assets ..................          268          6,760
        Decrease in accounts payable
          and other liabilities ...................      (31,852)       (22,559)
                                                         -------       --------
      NET CASH USED IN OPERATING
      ACTIVITIES ..................................      (93,515)      (100,641)
                                                         -------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures ............................      ( 2,993)      (  4,238)
  Proceeds from sale of property, plant
    and equipment .................................        1,176          9,033
  Transfer of property, plant and
    equipment to other ANC business units .........        9,846          9,856
                                                        --------       --------
      NET CASH PROVIDED FROM INVESTING
      ACTIVITIES ..................................        8,029         14,651
                                                        --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of obligations under capital leases ....      (    24)      (     59)
  Increase in advances from ANC ...................       85,509         86,048
                                                        --------       --------
      NET CASH PROVIDED FROM FINANCING
      ACTIVITIES ..................................       85,485         85,989
                                                        --------       --------

NET DECREASE IN CASH ..............................      (     1)      (      1)
CASH, beginning of period..........................            7              8
                                                        --------       --------
CASH, end of period................................     $      6       $      7
                                                        ========       ========


                 See accompanying notes to financial statements.

                         FOOD METAL & SPECIALTY DIVISION

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


Note 1 - Financial Statements
-----------------------------

Results of operations for any interim period are not necessarily indicative of results of any other periods or for the year. The financial statements as of June 30, 1995 and 1994 and for the six month periods then ended are unaudited, but in the opinion of management include all adjustments necessary for a fair presentation of results for such periods. These financial statements should be read in conjunction with the audited financial statements and related notes for the three years ended December 31, 1994.


Note 2 - Inventories
--------------------

Inventories at June 30, 1995 and 1994 consist of the following:

                                            1995       1994
                                            ----       ----
                   Raw materials .....   $ 25,180   $ 25,469
                   Work-in-process ...        774        813
                   Finished goods ....    124,466    104,771
                   Machine spare parts     10,154     10,783
                                         --------   --------
                                         $160,574   $141,836
                                         ========   ========


Note 3 - Subsequent Event
-------------------------

On August 1, 1995, Silgan Containers Corporation ("Silgan") acquired from ANC substantially all of the net operating assets of the Division for cash of approximately $336,300. The purchase agreement specifies that certain additional assets will be sold to Silgan upon completion of a restructuring project at one of the operating plants, but no later than December 31, 1996. Upon completion of this transaction, ANC will no longer actively sell products in the food metal and specialty markets.

APPENDIX C

                               SILGAN CORPORATION
        UNAUDITED PRO FORMA FINANCIAL STATEMENTS AND NARRATIVE DISCLOSURE
         (REFLECTING THE ACQUISITION OF AMERICAN NATIONAL CAN COMPANY'S
                        FOOD METAL & SPECIALTY DIVISION)

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                                Introductory Note

The following unaudited pro forma consolidated financial statements reflect the acquisition of the ANC Food Metal & Specialty Business by Silgan Containers Corporation ("Containers"), a wholly-owned subsidiary of Silgan Corporation ("Silgan" or the "Company"), which occurred on August 1, 1995. The acquisition will be accounted for using the purchase method of accounting and the total purchase cost will be allocated first to the tangible and identifiable intangible assets and liabilities of ANC Food Metal & Specialty Business acquired and assumed based upon their respective fair values as determined from preliminary appraisals and valuations, and the remainder, if any, will be allocated to the excess of cost over fair value of assets acquired. The aggregate purchase cost and its preliminary allocation to the assets and liabilities are as follows:

                                                               (Dollars in
                                                                thousands)
                                                                ----------
Preliminary allocation of purchase cost:
     Net assets of ANC Food Metal & Specialty Business
         at historical amounts at June 30, 1995 .............    $397,714

     Current assets not acquired ............................     (43,175)
     Other assets not acquired ..............................    (146,236)
     Other assets acquired ..................................       8,290
     Other liabilities not assumed ..........................      96,224
     Other liabilities assumed ..............................     (37,200)
                                                                 --------
                                                                 (122,097)
     Adjustments to historical balance of property, plant
         and equipment acquired to reflect current fair value      49,019

     Cost in excess of fair value of net assets acquired ....      15,039

     Increase in net working capital during the period from
         June 30, 1995 through August 1, 1995 ...............      24,295
                                                                 --------
                                                                  363,970
     Estimated fees and expenses related to financing
         the transaction ....................................      21,000
                                                                 --------
           Total purchase cost ..............................    $384,970
                                                                 ========

                               SILGAN CORPORATION
        UNAUDITED PRO FORMA FINANCIAL STATEMENTS AND NARRATIVE DISCLOSURE
         (REFLECTING THE ACQUISITION OF AMERICAN NATIONAL CAN COMPANY'S
                        FOOD METAL & SPECIALTY DIVISION)

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                                Introductory Note
                                   (continued)

The pro forma adjustments are based upon available information and upon certain assumptions that Silgan believes are reasonable. The final purchase price allocation may differ from that shown above, although it is not expected to differ materially.

The pro forma financial data do not purport to be indicative of Silgan's financial position or results that would actually have been obtained had such transactions been completed as of the date or for the periods presented, or to project Silgan's financial position or results of operations at any future date or for any future period.

The  unaudited  pro forma  statements  of  operations  include  adjustments  for depreciation, goodwill amortization and interest expense (including debt amortization) based upon the allocated cost of the acquisition and its related financing. In addition, estimated pro forma adjustments have been made to reflect manufacturing cost savings which management believes will be realized upon the combination of Silgan's can manufacturing operations and that of ANC Food Metal & Specialty Business, as well as reduced SG&A expenditures which will be realized from the planned integration of sales, administrative and research functions. The pro forma statement of operations for the year ended December 31, 1994 includes a restructuring provision of $10.1 million. This charge represented a provision for shut down costs incurred by ANC Food Metal & Specialty Business during the final phase of its four-year rationalization program in which assets of its business were realigned to match more closely the existing customer base. The 1994 pro forma statement of operations also includes one-time charges of $16.7 million and $7.1 million incurred by Silgan and the ANC Food Metal & Specialty Business, respectively, to adjust the carrying value of certain technologically obsolete and inoperable equipment and of $26.7 million incurred by ANC Food Metal & Specialty Business for the write-down of goodwill. The pro forma statements of operations reflect non-cash charges for depreciation and goodwill amortization of $27.4 million for the six months ended June 30, 1995 and $58.5 million for the year ended December 31, 1994.

During the last five months of 1995, the Company will be incurring redundant and one-time costs as it integrates the selling, administrative and research functions of its business to accomplish the savings set forth in the pro forma statements of operations. Under current accounting pronouncements, these costs will be charged against operating income. Accordingly, earnings for the year ended December 31, 1995 will not reflect the full benefits estimated from the integration of the businesses as presented in the accompanying pro forma statements of operations.

                               SILGAN CORPORATION
        UNAUDITED PRO FORMA FINANCIAL STATEMENTS AND NARRATIVE DISCLOSURE
         (REFLECTING THE ACQUISITION OF AMERICAN NATIONAL CAN COMPANY'S
                        FOOD METAL & SPECIALTY DIVISION)

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                                Introductory Note
                                   (continued)

As required, the Company has also not given pro forma effect to the anticipated benefits it may realize as a result of the planned rationalization of plant operations.

The acquisition of the ANC Food Metal & Specialty Business occurred as of August 1, 1995. As part of the acquisition, Containers intends to acquire the operations of the St. Louis, MO facility of the ANC Food Metal & Specialty Business upon completion by American National Can Company of a rationalization project at that facility. The Company anticipates that the St. Louis operations will be acquired by mid-1996. The estimated purchase price of approximately $15.2 million and related assumption of certain post retirement benefit obligations for active employees related to future service has been included in the pro forma presentation on the assumption that its purchase was coincident with the acquisition of the remainder of the ANC Food Metal & Specialty Business.

On August 1, 1995, the Company entered into a $675.0 million credit facility, the proceeds of which were used to finance the acquisition, refinance in full the Company's outstanding secured debt obligations, and to fund the repurchase of up to $75.0 million of discount debentures of Silgan Holdings Inc., the parent company of Silgan ("Holdings"). On the date the facility was entered into, the Company borrowed $512.8 million to fund the acquisition and to repay the Company's existing bank debt. On August 31, 1995, as part of the $675.0 million credit facility, the banks lent $50 million of A term loans to fund in full the prepayment of Silgan's senior secured notes.

The credit  facility  permits  Holdings  at any time  prior to June 30,  1996 to repurchase up to $75.0 million of its 13 1/4% Discount Debentures through borrowings of working capital loans. The commitment under the credit facility for working capital loans was initially $150.0 million, increasing at the time and by the amount of such repurchases by Holdings of its discount debentures (up to a maximum commitment of $225.0 million). During August and September, Holdings repurchased $57.6 million of its outstanding 13 1/4% Discount Debentures, and presently the commitment under the credit facility for working capital loans is $207.6 million. The Company intends to make additional borrowings of working capital loans of up to $17.4 million for the repurchase of Holdings' discount debentures and up to $15.2 million to fund the acquisition of the St. Louis operations.

                               SILGAN CORPORATION
        UNAUDITED PRO FORMA FINANCIAL STATEMENTS AND NARRATIVE DISCLOSURE
         (REFLECTING THE ACQUISITION OF AMERICAN NATIONAL CAN COMPANY'S
                        FOOD METAL & SPECIALTY DIVISION)

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                                Introductory Note
                                   (continued)

The pro forma unaudited balance sheet reflects the acquisition (including the purchase of the St. Louis operations), the financing of such acquisition, the refinancing of all of the Company's secured debt obligations and the repurchase of $75.0 million of Holdings' discount debentures, as if all of these events occurred as of June 30, 1995. For illustration purposes, presented below is a table reflecting the sources and uses of funds, hypothetically, for the acquisition, refinancings and repurchases described above (assuming that all these events occurred as of June 30, 1995). The drawdown of the bank revolver presented in the table below is greater than the amount of revolver borrowings which will actually be outstanding because the table does not reflect cash generated from operations during the period from the acquisition date until the acquisition of the St. Louis facility and/or the final repurchase of discount debentures. The hypothetical sources and uses of the fundings are as follows:

                                           Borrowings at
                                            Acquisition  Additional
                                               Date      Borrowings    Total
                                               ----      ----------    -----
Source                                                 (In millions)
  Proceeds from A Term Loan ...............    $175.0     $ 50.0      $225.0
  Proceeds from B Term Loan ...............     225.0       --         225.0
  Drawdown of Bank Revolver ...............     112.8      100.4       213.2 (1)
                                               ------     ------      ------
                                               $512.8     $150.4      $663.2
                                               ======     ======      ======
Uses
  Acquisition of ANC Food Metal &
    Specialty Business .....                   $336.3     $ --        $336.3
  ANC purchase price adjustment ...........      --         10.2        10.2
  Acquisition of  St. Louis facility ......      --         15.2        15.2
  Repay outstanding bank debt .............     155.5       --         155.5
  Repay Senior Secured Notes ..............      --         50.0        50.0
  Repurchase Discount Debentures ..........      --         75.0        75.0
  Transaction fees ........................      21.0       --          21.0
                                               ------     ------      ------
                                               $512.8     $150.4      $663.2
                                               ======     ======      ======

(1) Hypothetical amount due to the timing of certain uses

                               SILGAN CORPORATION
        UNAUDITED PRO FORMA FINANCIAL STATEMENTS AND NARRATIVE DISCLOSURE
         (REFLECTING THE ACQUISITION OF AMERICAN NATIONAL CAN COMPANY'S
                        FOOD METAL & SPECIALTY DIVISION)

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                                Introductory Note
                                   (continued)

Because the Company sells metal containers used in vegetable and fruit processing, its sales are seasonal. As is common in the packaging industry, Silgan must build inventory prior to the pack season and carry accounts receivable beyond the end of the season. Seasonal accounts are generally settled by year end. The acquisition of the ANC Food Metal & Specialty Business increased the Company's seasonal metal containers business and, as a result, the Company increased the amount of working capital loans available to it under its credit facility to $225.0 million ($150.0 million initially, increasing to a maximum of $225.0 million as discussed above). Because the Company's acquisition of the ANC Food Metal & Specialty Business occurred near its seasonal peak, the purchase price included $162.9 million for the net working capital of the business. If the acquisition had occurred at December 31, 1994, the working capital component of the purchase price would have been $56.9 million, or $106.0 million less than the net working capital at the time of acquisition. The Company believes that its seasonal peak occurred in late September 1995, when approximately $191.0 million of the working capital revolver, including letters of credit, was utilized.

                               SILGAN CORPORATION
                   PRO FORMA UNAUDITED CONDENSED BALANCE SHEET
                                  JUNE 30, 1995
                             (Dollars in thousands)

                                           ANC Food
                                           Metal &
                                          Specialty   Pro Forma
                               Historical  Business  Adjustments    Pro Forma
                               ----------  --------  -----------    ---------
                                                     (Restated)     (Restated)
ASSETS
Current assets:
 Cash and cash equivalents ......$    836  $      6  $    --        $      842
 Accounts receivable, net .......  74,926    74,681     (9,500)(a)     140,107
 Inventories .................... 164,138   160,574    (11,610)(a)     313,102
 Prepaid expenses and other
   current assets ...............   6,123    22,259    (22,065)(a)       6,317
                                 --------  --------  ---------      ----------
         Total current assets ... 246,023   257,520    (43,175)        460,368

Property, plant & equipment, net  255,453   191,060     49,019 (b)     495,532
Goodwill, net ...................  29,389   144,211   (129,172)(d)      44,428
Other assets ....................  18,070     2,145     22,489 (a)(e)   42,704
                                 --------  --------  ---------      ----------
                                 $548,935  $594,936  $(100,839)     $1,043,032
                                 ========  ========  =========      ==========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Trade accounts payable .........$ 44,826  $ 71,223  $     --       $  116,049
 Accrued payroll & related costs   25,307    10,656       (651)(a)      35,312
 Accrued interest payable .......   1,735      --         --             1,735
 Accrued expenses & other
   current liabilities ..........  17,394    36,166    (31,828)(a)      21,732
 Amount due ANC .................    --        --       15,200 (f)      15,200
 Bank working capital loans .....  39,750      --      135,308 (g)     175,058
 Current portion of long-term
   debt .........................  19,514      --      (13,014)(g)       6,500
                                  --------  -------   --------      ----------
    Total current liabilities ... 148,526   118,045    105,015         371,586

Long-term debt .................. 282,568      --      295,932 (g)     578,500
Deferred income taxes ...........  13,017    17,061    (17,061)(a)      13,017
Other long-term liabilities .....  25,239    62,116     (7,235)(a)(h)   80,120

Common stockholder's equity:
 Investment by and advances
   from ANC .....................    --     398,214   (398,214)(i)        --
 Equity adjustment for
   minimum pension ..............    --        (500)       500 (a)        --
 Additional paid-in capital .....  72,635      --         --            72,635
  Retained earnings ..............  6,950       --      (4,776)(j)     (72,826)
                                                       (75,000)(c)
                                 --------   -------   --------      ----------
    Total common stockholder's
     equity .....................  79,585   397,714   (477,490)           (191)
                                 --------  --------  ---------      ----------
                                 $548,935  $594,936  $(100,839)     $1,043,032
                                 ========  ========  =========      ==========

                               SILGAN CORPORATION
                NOTES TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS
                                  JUNE 30, 1995

(a) Elimination of assets not acquired and liabilities not assumed pursuant to the Asset Purchase Agreement net of adjustments to restate assets acquired and liabilities assumed to fair value.

(b) Adjustment of property, plant and equipment to estimated fair market value based upon preliminary appraisals and evaluations.

(c)  Dividend to Parent to fund repurchase of Parent's discount debentures.

(d) Adjustment to eliminate historical goodwill and record excess cost over estimated fair market value of net assets acquired.

(e) Adjustment to eliminate deferred debt financing costs related to retired debt facilities and record deferred financing costs for new Credit Agreement. Additional adjustment to record deferred tax asset of $10 million.

(f) Estimated amount due American National Can Company related to the purchase of additional can manufacturing assets (and the related assumption of certain limited liabilities) at its St. Louis plant which will be sold to Silgan Containers Corporation, no later than December 31, 1996, upon the completion of a restructuring at that facility.

(g) Borrowings under the Credit Agreement which were used to finance the acquisition of ANC Food Metal & Specialty Business (net of an adjustment for the increase in seasonal working capital during the period from June 30, 1995 to August 1, 1995, the closing date), repay amounts outstanding under Silgan's old credit agreement and amounts owed under Silgan's Secured Notes, pay a dividend to Parent of $75 million for the repurchase of Parent's discount debentures and pay fees and expenses associated with Silgan's new credit facility.

(h) Adjustment to record (i) assumption of post-retirement medical benefit obligation for active employees, including the amount related to the St. Louis operations ($19.7 million), (ii) assumption of contracted future liabilities relating to employee pension benefit plans ($5.2 million), and (iii) employee termination costs associated with plant rationalizations and administrative workforce reductions, other plant exit costs and employee relocation costs ($30.0 million).

(i)  Elimination of investment by ANC.

(j) Reflects charge to equity for unamortized deferred financing costs related to the repayment of amounts outstanding under Silgan's credit agreement and Silgan's Secured Notes.

                               SILGAN CORPORATION
              PRO FORMA UNAUDITED CONDENSED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1995

                             (Dollars in thousands)

                                                  ANC Food
                                                  Metal &
                                                 Specialty   Pro Forma     Pro
                                     Historical   Business  Adjustments   Forma
                                     ----------   --------  -----------   -----
                                                    (a)

Net sales .........................   $404,990   $245,052   $    --     $650,042
                                                              1,835 (b)
                                                             (1,963)(c)
                                                            (17,047)(d)
Cost of goods sold ................    346,144    232,461    (4,000)(e)  557,430
                                      --------   --------    ---------  --------

  Gross profit ....................     58,846     12,591    21,175       92,612

                                                                134 (b)
Selling, general and ..............                          (1,244)(d)
 administrative expenses ..........     17,315     16,880    (6,500)(f)   26,585
                                      --------   ---------   -------    --------

  Income (loss) from operations ...     41,531     (4,289)   28,785       66,027

Interest expense and other ........                           8,302 (g)
 related financing costs ..........     19,091      6,258       (68)(h)   33,583
                                      --------   --------    ------     --------

  Income (loss) before income taxes     22,440    (10,547)   20,551       32,444

Income tax provision (benefit) ....      9,300     (3,256)    7,258(i)    13,302
                                      --------   --------    ------     --------

  Income before
    extraordinary item (j) ........   $ 13,140   $ (7,291)  $13,293    $ 19,142
                                      ========   ========   =======    ========

                               SILGAN CORPORATION
              PRO FORMA UNAUDITED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                             (Dollars in thousands)


                                               ANC Food
                                               Metal &
                                              Specialty   Pro Forma      Pro
                                   Historical  Business  Adjustments    Forma
                                   ----------  --------  -----------    -----
                                                  (a)
Net sales ........................   $861,374  $596,594  $   -       $1,457,968
                                                           3,560 (b)
                                                          (4,633)(c)
                                                          35,176)(d)
Cost of goods sold ...............    747,457   572,508   (8,000)(e)  1,275,716
                                     --------  --------  -------     ----------

  Gross profit ...................    113,917    24,086   44,249        182,252

                                                             252 (b)
Selling, general and                                      (2,486)(d)
 admisistrative expenses .........     37,993    34,930   13,000)(f)     57,689

Restructuring expense ............        -      10,100      -           10,100

Reduction in carrying
 value of assets .................     16,729    33,762      -           50,491
                                     --------  --------  -------     ----------

  Income (loss) from operations ..     59,195   (54,706)  59,483         63,972

Interest expense and other                                29,290 (g)
 related financing costs .........     36,142     2,255     (135)(h)     67,552
                                     --------  --------  -------     ----------

  Income (loss) before
   income taxes ..................     23,053   (56,961)  30,328         (3,580)

Income tax provision (benefit) ...     11,000    (9,804) (2,663)(i)      (1,467)
                                     --------  --------  -------     ----------

  Income (loss) before
   extraordinary item (j) ........   $ 12,053  $(47,157) $ 32,991     $  (2,113)
                                     ========  ========  ========     =========

                               SILGAN CORPORATION
                NOTES TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995
                        AND YEAR ENDED DECEMBER 31, 1994


(a) Restated ANC Food Metal & Specialty Business financial information to conform to Silgan presentation.

(b) Increased depreciation charge from historical amount based upon the estimated fair values of property, plant and equipment acquired with estimated useful life of 25 years for buildings and improvements and 5-11 years for machinery and equipment.

(c) Decreased charge for amortization of goodwill from historical amount to reflect amortization of estimated excess fair value over net book value of assets acquired over 40-year period.

(d) Elimination of pension and post-retirement medical expense for retired employees because related obligations were not assumed by Silgan.

(e) Decreased cost of goods sold for benefits expected from the integration of ANC Food Metal & Specialty Business with Silgan's existing can manufacturing operation.

(f) Decrease in the cost of administrative support services which will be realized as a result of the integration of the ANC Food Metal & Specialty Business and Silgan's sales, administrative and research functions.

(g)  Estimated   increase  in  interest   expense  due  to  additional  bank
     borrowings of approximately $420 million at rates ranging from 8.38% to
     8.63%   (Silgan's   current  bank  borrowing   rates)  to  finance  the
     acquisition of ANC Food Metal & Specialty Business assets and to fund Silgan's average working capital requirements plus the dividend to Parent of $75 million for the repurchase of Parent's discount debentures.

(h) Amortization of deferred financing fees of $19.3 million on new debt over six-year term less elimination of amortization of debt costs on retired debt.

(i) Adjustment for estimated effective income tax rate as calculated in accordance with SFAS 109 applied to pro forma income before income taxes.

(j)  The  pro  forma   statement   of   operations   does  not  reflect  the
     extraordinary charge resulting from the write-off of unamortized deferred financing costs.